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Exhibit 10.14

HOUGHTON MIFFLIN COMPANY
2003 MANAGEMENT INCENTIVE COMPENSATION PLAN

Purpose

The purpose of the 2003 Management Incentive Plan is to motivate and reward performance that contributes to the achievement of divisional and corporate strategy as defined by specified financial and individual objectives. This year's plan focuses on two primary financial measures: Cash Flow and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization).

Minimum Performance Requirements

Financial Objectives

Payment of incentive compensation for achievement of financial objectives may occur if:

  •
  Company Cash Flow is    % or more of target (Corporate measures)

  •
  Division Cash Flow is    % or more of target (Division measures)

Personal Quantitative Objectives Payment of incentive compensation for achievement of individual objectives may occur if Division Cash Flow is 90% or more of target.

Payout Formulas

Financial Objectives

2003 Financial objectives are Company Cash Flow, Company EBITDA, Division Cash Flow and Division EBITDA.

Bonus payments will be calculated based on achievement of financial objectives against threshold, target and above target performance. Target bonus is earned as target performance is achieved. Minimum performance levels (threshold) will result in minimum bonus opportunity for each financial objective. Incremental performance for each objective will result in additional bonus opportunity. Please refer to your management plan letter for more details.

Individual Objectives.

Payment of incentive compensation for achievement of personal quantitative objectives is based on the Division/Department Officer's assessment of each participant's degree of success in achieving the written objectives as established at the start of the year. Maximum payout for achievement of Individual Objectives occurs when all Individual Objectives are achieved.

Eligibility

Participants in this plan include executives, directors, managers, and professional staff as designated by Senior Executives of Houghton Mifflin.

Dates of Employment

Individuals who become participants prior to the 15th of the month from January through September may be eligible to participate on a prorated basis. Determination of current year participation will be made by the hiring manager in conjunction with the Human Resources Manager and Compensation Business Partner. Individuals who become participants in the fourth quarter (October–December) will be eligible for participation in the management incentive plan in the following year.

Voluntary and Involuntary Terminations

A participant whose employment terminates, voluntarily or involuntarily, prior to year-end is not eligible for an incentive award, unless required by law, except for the following reasons:

  (1)
  Retirement after age 55 with at least five years of service,

  (2)
  Death, or permanent disability,

In the event of retirement, death, or permanent disability, a pro rata share of the award (based on the number of months of eligible employment during that year) will be paid to the participant, or his or her heirs, based upon the extent of partial achievement of applicable objectives. In the event of a leave of absence during the year, a pro rata share of the award may be paid.

  (3)
  Organizational Restructuring, Facility Closings and Reduction in Force

In the event of organizational restructuring, facility closings and reduction in force that occur during the fourth quarter of the year (October–December), employees may be eligible for a pro-rated bonus payment to be calculated through the employee's separation date. The pro-rated payment will be determined by using a full year of company/business financial results, and individual performance for the partial year through the employee's separation date.

Transfers

If the participant during the year transfers to another position and continues to participate in the Plan, the employee's performance will be measured against the objectives in each position and then prorated on the number of months each position was held.

Performance Standards

To be eligible for payment, a participating employee must be in good standing and considered a satisfactory employee as determined by management (not on written warning or any disciplinary/performance plan) during the plan year. Payment of bonus does not imply or construe that performance may not be addressed at a future date.

Amendments and Modifications

Nothing contained in the Plan shall be construed to limit in any way the right of the Company to terminate a participant's employment, adjust an employee's position or salary at any time, or adjust bonus target, or be evidence of any agreement or understanding, expressed or implied, that any person will be employed in a particular position or at a particular rate of compensation. Unless otherwise stated in a written employment agreement between an individual and the Company, all employees of the Company are employed on an at-will basis.

In the event of a Change of Control, this plan shall remain in full effect until such time as it may be ratified, modified or abolished by the acquiring entity. Any modifications to or dissolution of this Plan by the acquiring entity may only occur prospectively and will not affect entitlements or eligibility before the date of the Change of Control, or such date as it may be modified or abolished by the acquiring entity.

Houghton Mifflin reserves the right to amend the terms of this Plan whenever, in their best judgment, it is in the best interest of the Company to do so.

The Board of Houghton Mifflin approves any payments based on the recommendation of the CEO of Houghton Mifflin pursuant to the Plan. Any interpretations of the Plan, including adjustments to the financial objectives under the Plan, shall be theirs to make. Their determinations shall be final and binding on all participants.

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  Exhibit 10.14
HOUGHTON MIFFLIN COMPANY 2003 MANAGEMENT INCENTIVE COMPENSATION PLAN